North America Structured Investments 5yr EFA/SX5E Uncapped Dual Directional Accelerated Barrier Notes The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below. Summary of Terms Issuer: Guarantor: Minimum Denomination: Underlyings: Pricing Date: Observation Date: Maturity Date: Upside Leverage Factor: Barrier Amount: Payment At Maturity: JPMorgan Chase Financial Company LLC JPMorgan Chase & Co. $1,000 iShares ® MSCI EAFE ETF (the “Fund”) and EURO STOXX 50 ® Index (the “Index”) March 17, 2023 March 17, 2028 March 22, 2028 At least 1.65* With respect to each Underlying, 60.00% of its Initial Value If the Final Value of each Underlying is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Lesser Performing Underlying Return î Upside Leverage Factor) If the Final Value of either Underlying is equal to or less than its Initial Value but the Final Value of each Underlying is greater than or equal to its Barrier Amount, your payment at maturity per $ 1 , 000 principal amount note will be calculated as follows : $ 1 , 000 + ( $ 1 , 000 î Absolute Underlying Return of the Lesser Performing Underlying) This payout formula results in an effective cap of 40.00% on your return at maturity if the Lesser Performing Underlying Return is negative. Under these limited circumstances, your maximum payment at maturity is $1,400.00 per $1,000 principal amount note. If the Final Value of either Underlying is less than its Barrier Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 x Lesser Performing Underlying Return) If the Final Value of either Underlying is less than its Barrier Amount, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity. 48133URL8 CUSIP: Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48133URL8/doctype/Product_Termsheet/document.pd f Estimated Value : The estimated value of the notes, when the terms of the notes are set, will not be less than $930.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, see the hyperlink above. * The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.65 ** Reflects Upside Leverage Factor equal to the minimum set forth herein, for illustrative purposes. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. - The "total return" as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. - The hypothetical returns on the Notes shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower. Hypothetical Returns on the Notes at Maturity** Lesser Performing Underlying Performance Note Payoff at Maturity Payment at Maturity Lesser Performing Underlying Return Lesser Performing Underlying Return Absolute Underlying Return Total Return on the Notes 65.00% N/A 107.25% 50.00% N/A 82.50% 30.00% N/A 49.50% 20.00% N/A 33.00% 10.00% N/A 16.50% 5.00% N/A 8.25% 0.00% 0.00% 0.00% - 5.00% 5.00% 5.00% - 10.00% 10.00% 10.00% - 30.00% 30.00% 30.00% - 40.00% 40.00% 40.00% - 40.01% N/A - 40.01% - 60.00% N/A - 60.00% - 80.00% N/A - 80.00% - 100.00% N/A - 100.00% J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

North America Structured Investments 5yr EFA/SX5E Uncapped Dual Directional Accelerated Barrier Notes Ɣ Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. The benefit provided by the Barrier Amount may terminate on the Observation Date. Your maximum gain on the notes is limited by the Barrier Amount if the Lesser Performing Underlying Return is negative. Your payment at maturity will be determined by the Lesser Performing Underlying. You are exposed to the risk of decline in the value of each Underlying. Any payment on the notes at maturity is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. No interest payments, dividend payments or voting rights. The notes are subject to risks associated with non - U.S. securities. The notes are subject to currency exchange risk with respect to the Fund. The Fund is subject to management risk. The anti - dilution protection for the Fund is limited. The performance and market value of the Fund, particularly during periods of market volatility, may not correlate with the performance of the Fund's underlying index as well as the net asset value per share. As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. The notes do not provide direct exposure to fluctuations in foreign exchange rates with respect to the Index. Selected Risks Selected Risks (continued) Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ The estimated value of the notes will be lower than the original issue price (price to public) of the notes. The estimated value of the notes is determined by reference to an internal funding rate. The estimated value of the notes does not represent future values and may differ from others’ estimates. The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. Lack of liquidity : J . P . Morgan Securities LLC (who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so . The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal . Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Ɣ Ɣ Ɣ Ɣ Ɣ Ɣ The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement, as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 236659 and 333 - 236659 - 01 J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com